EXHIBIT 99.3
                                                      COMMERCE GROUP CORP.
                                  6001                         North        91st
                                                               Street,
                                                               Milwaukee,     WI
                                                               53225-1795
                                                               414/462-5310  Fax
                                                               414/462-5312
                                                               AND/OR
                                                               COMMERCE/SANSEB
                                                               JOINT     VENTURE
                                                               (Joint Venture)
                                AND/OR HOMESPAN REALTY CO., INC. (Homespan)
                                            AND/OR ECOMM GROUP INC. (Ecomm)
                                         AND/OR SAN LUIS ESTATES, INC. (SLE)
                                AND/OR SAN SEBASTIAN GOLD MINES, INC. (Sanseb)
                                        AND/OR UNIVERSAL DEVELOPERS, INC. (UDI)
                                               ALL LOCATED AT THE SAME ADDRESS



May 14, 2001


Mr. Edward L. Machulak
Edward L. Machulak Rollover
Individual Retirement Account
903 West Green Tree Road
River Hills, Wisconsin  53217

Dear Mr. Machulak:

At today's Commerce Group Corp. (Commerce) Directors' meeting, the Directors were informed about the confirmation, disclosure and status letter you requested from Commerce and its affiliates to establish and confirm the amount due and the collateral pledged to the Edward L. Machulak Rollover Individual Retirement Account (ELM RIRA) as of Commerce's fiscal year ended March 31, 2001. Today, Commerce's Directors approved, ratified and confirmed the contents of this letter and authorized me to authenticate and confirm the outstanding obligations due to the ELM RIRA, and the collateral pledged to the ELM RIRA as of Commerce's fiscal year ended March 31, 2001, which are as follows:

1.       Promissory Notes and Other Obligations

         The total amount of all of the open-ended, secured, on-demand promissory notes, together with interest due to the ELM RIRA, amounts to $599,767.80 as of March 31, 2001. These promissory notes, since April 1, 1994, bear interest, payable monthly, at the rate of 4% over the prime base interest rate established from time to time by the First National Bank of Chicago, Chicago, Illinois, (now Bank One), but not less than 16% per annum (Schedule of Principal and Interest as of March 31, 2001, Exhibit A).

         On August 14, 2000, Commerce's Directors, in order to reduce corporate debt and to provide liquidity to the ELM RIRA, adopted a resolution to authorize the Officers of Commerce to sell to the ELM RIRA, a total of 600,000 of the Corporation's restricted common shares, $.10 par value, at a price of twenty-five cents ($.25) each for a total sum of $150,000.

         The market price of the free trading common shares during the period from April 1, 2000 through August 15, 2000 ranged from a low of $.16 to a high of $.50 a share. On December 7, 2000, the payment of $150,000 was made to reduce the amount Commerce owed to the ELM RIRA.

         In addition, the Directors authorized Commerce's Officers to negotiate a sale of its non-income producing assets, in this case, precious stones and jewelry, to the ELM RIRA at Commerce's book value of $172,100 in exchange for a reduction of debt owed by Commerce to the ELM RIRA.

2.       Collateral Pledged to the ELM RIRA

         General Lumber & Supply Co., Inc. (GLSCO), Edward L. Machulak (ELM) as an individual and not as a Director or Officer of Commerce, the ELM RIRA and the Sylvia Machulak Rollover Individual Retirement Account (SM
         RIRA) collectively and individually identified as the lender(s), have been assigned on October 19, 1987, all of the rights, titles, claims, remedies and interest in and to the mine concession which was granted by the Government of El Salvador to Mineral San Sebastian, S.A. de C.V. (Misanse) on July 23, 1987, and thereafter from time to time amended, and which Misanse then assigned to the Joint Venture on September 22, 1987. This collateral specifically includes all of the San Sebastian Gold Mine precious metal ore reserves. Commerce and the Joint Venture have the right to assign this and any subsequent concession agreement. Reference is made to Exhibit 2 included in the April 9, 1990 confirmation letter. Effective February 1996, the Government of El Salvador approved a revised version of the mining law. Therefore, Commerce applied for the San Sebastian Gold Mine mining concession applicable to this mining law. This concession is subject to compliance requirements which have been presented to the El Salvador Director of Mines and Hydrocarbons. Therefore, it is clearly understood that this concession, and all of the rights thereunder, in addition to the concession granted on July 23, 1987, together with all precious metal ore reserves, is pledged as collateral to all of the parties mentioned herein.

3.       Cross Pledge Collateral Agreement

         GLSCO, ELM, the ELM RIRA and the SM RIRA individually are entitled to specific collateral that has been pledged to them by Commerce, its subsidiaries, affiliates and the Joint Venture. Upon default by Commerce, or its subsidiaries or affiliates or the Joint Venture, GLSCO, ELM, the ELM RIRA and the SM RIRA have the first right to the proceeds from the specific collateral pledged to each of them. Commerce, its subsidiaries, affiliates and the Joint Venture, also have cross-pledged the collateral without diminishing the rights of the specific collateral pledged to each of the following: GLSCO, ELM, the ELM RIRA and the SM RIRA. The purpose and the intent of the cross pledge of collateral is to assure GLSCO, ELM, the ELM RIRA and the SM RIRA, that each of them would be paid in full; thus, any excess collateral that would be available is for the purpose of satisfying any debts and obligations due to each of the named parties. The formula to be used (after deducting the payments made from the specific collateral) is to total all of the debts due to GLSCO, ELM, the ELM RIRA and the SM RIRA, and then to divide this total debt into each individual debt to establish each individual's percentage of the outstanding debt due. This percentage then will be multiplied by the total of the excess collateral to determine the amount of proceeds derived from the excess collateral and then the amount due to each of them would be distributed accordingly.

4.       Cancellation of Inter-Company Debts Upon Default

         Since part of the collateral pledged to GLSCO, ELM, the ELM RIRA and the SM RIRA is the common stock of Homespan, Ecomm, Sanseb, SLE, Misanse, UDI and the interest in the ownership of the Joint Venture, Commerce agreed, upon default of the payment of principal or interest to any of the individual lender(s) mentioned herein, that it will automatically cancel any inter-company debts owed to Commerce by any of its wholly-owned subsidiaries or affiliates or the Joint Venture at such time as any of the stock or Joint Venture ownership is transferred to the collateral holders as a result of default of any promissory note.

5.       Guarantors

         This agreement further confirms that Commerce and all of the following are guarantors to the loans made by the ELM RIRA to Commerce: Joint Venture, Homespan, Ecomm, SLE, Sanseb and UDI. They jointly and severally guarantee payment of the note(s) that were issued and also agree that these note(s) may be accelerated in accordance with the provisions contained in the agreement and/or any collateral or mortgages securing these notes. Also, Commerce, all of its subsidiaries and the Joint Venture agree to the cross pledge of collateral for the benefit of GLSCO, ELM, the ELM RIRA and the SM RIRA. Reference is made to Exhibit 3 included in the April 9, 1990 confirmation letter.



6.        Re-Execution Agreement

         In the event the ELM RIRA deems that it is necessary or advisable for the ELM RIRA to have Commerce re-execute any document(s) entered into, including, but not limited to the promissory note or collateral agreement, Commerce will re-execute such document(s) reasonably required by the ELM RIRA. Commerce also acknowledges that Commerce may be liable to pay certain costs related to any of the transactions entered into with the ELM RIRA. If at a later date the ELM RIRA determines that an error has been made in the payment of such costs to the ELM RIRA, then the ELM RIRA may demand payment and Commerce does hereby agree to make such payment forthwith. All requests for corrections of any errors and/or payment of costs shall be complied with by Commerce within seven (7) days of the ELM RIRA's written request. The failure of Commerce to comply with Commerce's obligation hereunder shall constitute a default and shall entitle the ELM RIRA to the remedies available for default under any provisions of the agreements including, but not limited to the promissory note and/or the collateral pledge agreement.

7.       Omissions

         Commerce believes that it has included all of its obligations, monies due and has listed all of the collateral due to the ELM RIRA, however, since these transactions have taken place over a long period of time in which changes could have taken place, it is possible that inadvertently some item(s), particularly collateral, could have been omitted. If that should prove to be a fact, then Commerce, the Joint Venture, Homespan, Ecomm, SLE, Sanseb, and UDI agree that those omissions of collateral, if any, are meant to be included as collateral with this confirmation and agreement.

If you are in agreement with the contents of this letter, please sign below and return one copy to Commerce.

Very truly yours,

COMMERCE GROUP CORP.


/s/  Edward A. Machulak
Edward A. Machulak
Secretary
The contents of this letter are agreed by the following:

COMMERCE/SANSEB JOINT VENTURE       HOMESPAN REALTY COMPANY, INC.
as Guarantor (Joint Venture)                   as Guarantor (Homespan)

/s/  Edward L. Machulak                              /s/  Edward L. Machulak
------------------------------------        ------------------------------------
By:  Edward L. Machulak, Auth. Designe  By:  Edward L. Machulak, President


ECOMM GROUP INC.                            SAN LUIS ESTATES, INC.
as Guarantor (Ecomm)                                 as Guarantor (SLE)

/s/  Edward A. Machulak                              /s/  Edward L. Machulak
------------------------------------        ------------------------------------
By:  Edward A. Machulak, President          By:  Edward L. Machulak, President


SAN SEBASTIAN GOLD MINES, INC.              UNIVERSAL DEVELOPERS, INC.
as Guarantor (Sanseb)                                as Guarantor (UDI)


/s/  Edward L. Machulak                              /s/  Edward L. Machulak
------------------------------------        ------------------------------------
By:  Edward L. Machulak, President          By:  Edward L. Machulak, President


Accepted by:

/s/  Edward L. Machulak
------------------------------------
Edward L.  Machulak Rollover Individual
Retirement Account
Date:  May 14, 2001

                             Exhibit A to Exhibit 99.3
              (Schedule of Principal and Interest as of March 31, 2001
                  has been purposely omitted as it only reflects
                         the calculations of the principal and interest.)